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                                                           OMB APPROVAL
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-------                                                OMB Number: 3235-0362
FORM 5A                                              Expires:  October 31, 2001
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                                                    hours per response .... 1.0
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/X/ Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Carey,          Francis            J.           Carey Diversified LLC ("CDC")                 Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
              485 Lewis Lane                      Person, if an entity        12/31/98          ----        title ---       below)
-------------------------------------------       (Voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original    Chief Executive Officer and
                                                                             (Month/Year)        Chairman of the Board
                                                                                                 ---------------------------
                                                                                             7. Individual or Joint/Group Reporting
                                                                                                          (check applicable line)
                                                                                                 X   Form Filed by One Reporting
                                                                                                ---- Person
                                                                                                     Form filed by More than One
 Ambler             PA             19002                                        12/31/98        ---- Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Listed Shares                      12/31/98      A       7,500      A                                            D
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Listed Shares(1)                    8/31/98      J       1,507      A          19.90        28,149(2)            D
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* If the form is filed by more than one reporting person, see instruction 4(b)(v).

(1) Reflects dividend reinvestment plan transaction exempt under Section 16a-11. Amendment replaces incorrect transaction code on original filing.

(2) Includes 1,685 shares acquired in April, July and October 1998 under Carey Diversified LLC's Dividend Reinvestment Plan.

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

FORM 5A (CONTINUED)       TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Options                       $20           1/2/98       A      75,000         1/2/98   1/2/08    Common   75,000
                                                                                                  Stock
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Options                       $20           1/2/98       A      38,500         1/2/98   1/2/08    Common   39,500
                                                                                                  Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (l)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Options                          113,500
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Explanation of Responses:

                                                                                             ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



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Last update: 08/23/1999

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